Exhibit 10.1
FOURTH AMENDMENT TO LEASE AGREEMENT
This FOURTH AMENDMENT TO LEASE AGREEMENT (“Amendment”) is entered into as of September 18, 2026 (“Effective Date”), by and between WATERIDGE PROPERTY OWNER, LP, a Delaware limited partnership (“Landlord”), and TRILINK BIOTECHNOLOGIES, LLC, a Delaware limited liability company (“Tenant”), with reference to the facts set forth in the Recitals below.
RECITALS
A.Landlord (as successor-in-interest to 10770 Wateridge Investors LLC, a California limited liability company) and Tenant are parties to that certain Lease Agreement dated July 17, 2018, as amended by that certain First Amendment to Lease Agreement dated May 15, 2019, that certain Second Amendment to Lease Agreement dated October 1, 2019, and that certain Third Amendment to Lease Agreement dated September 2, 2020 (collectively, “Lease”), for certain premises consisting of Suites 100 and 200 containing approximately 101,693 Rentable Square Feet (“Suites 100 and 200”) and Suite 110 containing approximately 16,283 Rentable Square Feet (“Suite 110”) for a total of approximately 117,976 Rentable Square Feet of space (“Existing Premises”) on the first (1st) and second (2nd) floors of the building located at 10770 Wateridge Circle, San Diego, California 92121 (“Building”), as more specifically described in the Lease. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.
B.The Term of the Lease is scheduled to expire on May 31, 2030 (“Existing Expiration Date”).
C.Landlord and Tenant have agreed to make certain modifications to the Lease as more fully provided below.
AMENDMENT
    NOW, THEREFORE, in consideration of the Recitals above, the mutual covenants and conditions below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Surrender of Give Back Space; Storage Space. On the Existing Expiration Date (“Surrender Date”), Tenant shall vacate and surrender to Landlord that certain portion of Suite 110 consisting of approximately 15,769 Rentable Square Feet, as highlighted in tan on Exhibit “A” attached hereto (“Give Back Space”), in accordance with Article 31 of the Lease and any other terms and conditions of the Lease applicable to surrender of possession. For clarification and the avoidance of doubt, the Give Back Space shall expressly exclude that certain file storage space consisting of approximately 514 Rentable Square Feet of space within Suite 110, as highlighted in purple on Exhibit “A” attached hereto (“Storage Space”). Accordingly, (i) following the Surrender Date, Tenant shall have no further right to lease or occupy any portion of the Give Back Space, and (ii) as of the Extension Commencement Date (as defined below), the “Premises” shall mean the Existing Premises less the Give Back Space, consisting of Suites 100 and 200 and the Storage Space, containing approximately 102,207 Rentable Square Feet, as highlighted in purple and green on Exhibit “B” attached hereto (collectively referred to herein as the “Remaining Premises”). Tenant will continue to fulfill all obligations and comply with all terms and conditions of the Lease with respect to the Give Back Space through and until the Existing Expiration Date; provided, however, that Tenant shall not be required to remove the Leasehold Improvements existing in the Give Back Space as of the Effective Date (including the restrooms in the Give Back Space defined as “Expansion Premises Restrooms” in Exhibit B to the Third Amendment).
2.Demising Work. If the Demising Work (as defined below) has not already been completed by Tenant in connection with a Sublease of the Give Back Space (in each case subject to the terms of Articles 15 and 27 of the Lease), on or before the Extension Commencement Date, Landlord shall, at Tenant’s sole cost and expense (which cost shall be commercially reasonable), perform such work as is reasonably necessary to demise the Storage Space from the Give Back Space, including permanently sealing the interior door connecting the Storage Space to the Give Back Space and installing a submeter for the Storage Space (“Demising Work”). Landlord may elect to perform the Demising Work at any time after the date which is six (6) months prior to the Extension Commencement Date, provided that Tenant is given at least 10 business days’ prior written notice. Tenant shall reasonably cooperate with Landlord in connection with the scheduling and performance of the Demising Work, including providing Landlord and its contractors reasonable access to the Storage Space and the Give Back Space as necessary to complete the same. The Demising Work shall be performed by contractors selected by Landlord and approved by Tenant (such approval not to be unreasonably withheld, conditioned or delayed), using Building standard materials and finishes. If any Demising Work occurs while Tenant is in occupancy of the Give Back Space or the Storage Space, the performance of the Demising Work shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of Rent. Landlord shall have no responsibility for, or shall not for any reason be liable to Tenant for, any direct or indirect interference with Tenant’s business arising from the performance of the Demising Work, nor shall Tenant be entitled to compensation or damages from Landlord for any inconvenience or annoyance in connection with the Demising Work, except to the extent arising out of Landlord’s gross negligence or willful misconduct, and provided that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business. Following the installation of a submeter for the Storage Space, Tenant shall be responsible for the cost of maintaining and monitoring such submeter and for all utility charges measured by such submeter pursuant to the terms of Section 19.1 of the Lease. Landlord and Tenant acknowledge and agree that (a) the only utilities currently servicing the Storage Space are electrical and HVAC via (x) a single fan coil above the Storage Space (the “Fan Coil”) and (y) a rooftop dedicated outdoor air system unit currently serving both the Storage Space and the Give Back Space (the “DOAS Unit”), and (b) such submeter shall be limited to measuring the electrical circuits for the outlets and lights in the Storage Space and the Fan Coil (excluding the DOAS Unit, for which Tenant shall pay its proportionate share of the costs thereof (based on the ratio that the Rentable Square Feet of the Storage Space bears to the total Rentable Square Feet served by the DOAS Unit, as reasonably determined by Landlord) as Additional Rent).
3.Extension of Term.  The Term of the Lease for the Remaining Premises is hereby extended for a period of seventy-six (76) months (“Extension Term”) commencing on June 1, 2030 (“Extension Commencement Date”), and continuing through and until September 30, 2036 (“Expiration Date”). The Extension Term shall be on all of the same terms and conditions as the Lease, except as specifically provided in this Amendment, and shall be considered part of the “Initial Term” for purposes of Section 3.2 of the Lease, as such Section 3.2 is modified below. For the avoidance of doubt, following the Extension Commencement Date, Articles 12 and 31 of the Lease and any other terms and conditions of the Lease applicable to surrender of possession or that survive the expiration or termination thereof shall apply to the Give Back Space.
4.Pre-Extension Abatement Period; Suite 110 Amortization Payment.

a.Through and until the date immediately preceding the Extension Commencement Date, Tenant shall continue to pay Basic Rent, Operating Expenses and all other Additional Rent for the Existing Premises in accordance with the terms of the Lease, subject to the Basic Rent abatement set forth in this Section. Provided that Tenant is not in default under the Lease beyond any applicable notice and cure period, monthly installments of Basic Rent attributable solely to Suites 100 and 200 shall be abated in the amount of $467,787.80 per month during the period beginning November 1, 2026 and ending June 30, 2027 (“Pre-Extension Abatement Period”), except that the abatement for the month of June 2027 shall equal $222,911.40 (for a total abatement of $3,497,426.00). Tenant shall continue to pay Basic Rent attributable to Suite 110 in the unabated amount of $74,901.80 per month, together with Operating Expenses and all other Additional Rent attributable to the entire Existing Premises throughout such Pre-Extension Abatement Period.
b.Commencing November 1, 2026 and continuing through May 31, 2030, Tenant shall pay to Landlord, as Additional Rent, a repayment of the unamortized leasing commissions and tenant improvement costs attributable to Suite 110 in monthly installments equal to $16,258.05 per month (“Suite 110 Amortization Payment”), with the final monthly installment adjusted so that the aggregate Suite 110 Amortization Payment paid by Tenant equals $699,096.00.

5.Extension Term Basic Rent. Notwithstanding Section 1.12 of the Lease, commencing on the Extension Commencement Date, the Basic Rent payable by Tenant for the Remaining Premises shall be pursuant to the following schedule:

Period of Extension Term	Basic Rent per RSF per Month	Monthly Installments of Basic Rent	Annual Basic Rent
6/1/2030 – 5/31/2031*	$5.18	$529,432.26	$6,353,187.12
6/1/2031 – 5/31/2032	$5.34	$545,315.23	$6,543,782.76
6/1/2032 – 5/31/2033	$5.50	$561,674.68	$6,740,096.16
6/1/2033 – 5/31/2034	$5.66	$578,524.93	$6,942,299.16
6/1/2034 – 5/31/2035	$5.83	$595,880.67	$7,150,568.04
6/1/2035 – 5/31/2036	$6.00	$613,757.09	$7,365,085.08
6/1/2036 – 9/30/2036	$6.19	$632,169.81	$2,528,679.24
*Provided that Tenant is not in default under the Lease beyond any applicable notice and cure period, the monthly installments of Basic Rent for the Remaining Premises shall be abated in full for months one (1) through eight (8) of the Extension Term, commencing June 1, 2030 and continuing through January 31, 2031.
6.Tenant’s Percentage. Effective as of the Extension Commencement Date, Tenant’s Percentage, pursuant to Section 1.13 of the Lease, shall be 55.68%.
7.Security Deposit. The Security Deposit (as provided in Sections 1.14 and 7.1 of the Lease) shall remain at $571,018.41 (the amount currently held by Landlord) pursuant to Section 7.1 of the Lease.
8.Tenant’s Vehicle Parking Spaces. Effective as of the Extension Commencement Date, Tenant’s Vehicle Parking Spaces shall mean three hundred seven (307) unreserved parking spaces.
9.Option Term. Notwithstanding Section 3.2 or any other provision of the Lease to the contrary, (i) Tenant shall retain one (1) Option to extend the Term of the Lease for the Remaining

Premises for one (1) additional Option Term of five (5) years (as reduced from the two (2) Option Terms originally provided in Section 3.2 of the Lease) from the Expiration Date, on the same terms and conditions set forth in Section 3.2 of the Lease (excluding any provision thereof relating to a second Option Term, which is hereby deleted and of no further force or effect) and (ii) a Sublease of the Give Back Space made in accordance with Article 27 of the Lease shall not cause the Option to lapse.
10.Termination Option. Notwithstanding any provision of the Lease to the contrary, the Termination Option set forth in Section 41.7 of the Lease is hereby cancelled and shall be of no further force or effect.
11.Condition of Premises. Except as expressly provided in this Amendment, Tenant hereby accepts the Premises in its “as is” condition and acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant that the Premises have not as of the Effective Date been inspected by a Certified Access Specialist (CASp), as that term is defined in California Civil Code Section 55.52. In accordance with subsection (e) of Section 1938 of the California Civil Code, Tenant is further notified as follows:
A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.
12.Brokers. Tenant warrants that it has had no dealings with any real estate broker, finder or agent in connection with the negotiation of this Amendment except for CBRE (Ted Jacobs), and that it knows of no other real estate broker, finder or agent who is or might be entitled to a commission in connection with this Amendment. Tenant shall be solely responsible for the payment of any fee due to any other broker, finder, agent or other party claiming under Tenant, and shall hold Landlord free and harmless against any liability in respect thereto, including attorneys’ fees and costs incurred by Landlord in connection therewith.
13.No Construction Against Party Drafting Amendment. Landlord and Tenant acknowledge and agree that each of them, and their respective professional advisors, have reviewed this Amendment and that the provisions of this Amendment shall not be construed against either party. The rule of construction that ambiguities are to be construed against the party drafting the agreement shall not apply to the interpretation of this Amendment and is waived.
14.Counterpart Execution. This Amendment may be electronically or manually executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one instrument.
15.Continued Effect. Except as specifically modified by this Amendment, all of the terms, conditions and provisions of the Lease shall remain in full force and effect.

[signatures on following page]

    IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Lease Agreement as of the Effective Date.

LANDLORD:	WATERIDGE PROPERTY OWNER, LP,
a Delaware limited partnership

By: HSRE-BPI I GP, LLC a Delaware limited liability company, its general partner By: /s/ Stephen M. Gordon Name: Stephen M. Gordon Title: Authorized Signatory

TENANT:	TRILINK BIOTECHNOLOGIES, LLC,
a Delaware limited liability company

By: /s/ Raj Asarpota Name: Raj Asarpota Its: Chief Financial Officer

ACKNOWLEDGMENT OF GUARANTOR

    The undersigned, as Guarantor (as successor by merger to Maravai Life Sciences, Inc.) under that certain Lease Guaranty dated July 17, 2018, does hereby acknowledge and agree that the provisions of said Lease Guaranty shall remain in full force and effect and enforceable against the undersigned as to the obligations of Tenant under the Lease, as amended herein, including, without limitation, with respect to the Give Back Space and the Remaining Premises. The undersigned Guarantor acknowledges that Landlord would not have executed this Fourth Amendment to Lease Agreement without this acknowledgment and agreement on the part of the undersigned Guarantor.

GUARANTOR:

MARAVAI INTERMEDIATE HOLDINGS, LLC,
a Delaware limited liability company

By: /s/ Raj Asarpota
Name:    Raj Asarpota
Title:    Chief Financial Officer

EXHIBIT “A”
DEPICTION OF GIVE BACK SPACE AND STORAGE SPACE

Exhibit “A”
1

EXHIBIT “B”
REMAINING PREMISES

Exhibit “B”
1